EXHIBIT 99.1
Airspan Announces the Resignation of Mr. Randall E. Curran
as a Member of the Board of Directors and
as Chairman of the Audit Committee

BOCA RATON, Florida - July 6, 2006 - Airspan Networks, Inc. (NASDAQ: AIRN), a leading world-wide provider of WiMAX-based broadband wireless access networks and carrier class Voice over Internet Protocols (VoIP) and Wi-Fi Hotzone systems, today announced that, on July 5, 2006, Randall E. Curran notified the Board of Directors that he was resigning as a member of the Company’s Board of Directors, effective immediately. Mr. Curran served as the Company’s Audit Committee Chairman. Following Mr. Curran’s resignation, the Company’s Audit Committee consists of two members. On July 5, 2006, the Company provided notice to the Nasdaq regarding Mr. Curran’s resignation.

In response to the Company’s notice, on July 6, 2006, the Company received a letter from NASDAQ indicating that, in light of Mr. Curran’s resignation, the Company no longer complies with the Nasdaq’s audit committee composition requirements for continued listing as set forth in Nasdaq Marketplace Rule 4350. Pursuant to Nasdaq Marketplace Rule 4350(d), the Company’s Audit Committee is required to be comprised of at least three members, at least one of which is financially sophisticated. In accordance with Nasdaq Marketplace Rule 4350(d), the Nasdaq has indicated that the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or July 5, 2007, in order to regain compliance.

The Board is seeking to fill the vacancy on the Audit Committee caused by Mr. Curran’s resignation and is seeking to locate another director who will qualify as an Audit Committee Financial Expert. On July 6, 2006, the Board of Directors appointed Mr. David A. Twyver as the Chairman of the Audit Committee. Mr. Twyver has previously served as the Chief Executive Officer of Ensemble Communications, Inc. and Metawave Communications, Inc.

About Airspan Networks
Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the 802.11 a/b/g and the WiMAX 802.16-2004 standard, including software upgradeability to Mobile WiMAX (the 802.16e-2005 standard). Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments with more than 350 operators in more than 100 countries. Airspan’s wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan’s new AS.Tone VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. AS.Tone’s design provides customers; carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

For media or Investment inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1561 893-8681
62530.000002 MIAMI 358762v1
Email: paronstam@airspan.com